UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2017

     EMERGING CTA PORTFOLIO L.P.
 (Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	000-53211 (Commission File Number)	04-3768983 (IRS Employer Identification No.)

c/o Ceres Managed Futures LLC
522 Fifth Avenue
New York, New York 10036
 (Address and Zip Code of principal executive offices)

Registrant’s telephone number, including area code:        (855) 672-4468

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.
Ceres Managed Futures LLC, the general partner of the Registrant (the “General Partner”), and the Registrant have entered into a management agreement dated as of January 1, 2017 (the “Management Agreement”) with AE Capital PTY Limited, a Victoria, Australia limited proprietary company (“AE Capital”), pursuant to which AE Capital shall manage the portion of the Registrant’s assets allocated to it.
The General Partner has initially selected AE Capital’s AE Systematic FX Fund Program, a proprietary, systematic strategy, to manage the Registrant’s assets allocated to AE Capital.  The AE Systematic FX Fund Program is a systematic strategy that dynamically adapts to the fundamental themes quantified to be driving markets. New themes are identified by AE Capital primarily through fundamental research. Once a new theme is scientifically tested and deemed eligible it is incorporated into the theme adapting system framework. Capital is only allocated to a theme if the theme adapting system determines that the theme carries statistically significant information and improves the overall portfolio. Risk is minimized through a proprietary portfolio construction technique that diversifies the portfolio in terms of the underlying currency exposures, trade time horizons and fundamental views.
Pursuant to the Management Agreement, the Registrant pays AE Capital a monthly management fee equal to 1.5% per year of the month-end net assets allocated to AE Capital.  AE Capital also receives a quarterly incentive fee equal to 20% of new trading profits (as defined in the Management Agreement) earned by AE Capital in each calendar quarter.
The Management Agreement expires on December 1, 2017.  If it is not terminated as of that date, it shall automatically renew for an additional one-year period and shall continue to renew for additional one-year periods until it is otherwise terminated pursuant to the terms of the Management Agreement.
The Management Agreement is filed herewith as Exhibit 10.1.
Item 9.01   Financial Statements and Exhibits.
(d) Exhibits.
The following exhibit is filed herewith.

Exhibit No.	Description
10.1	Management Agreement dated as of January 1, 2017, by and among the Registrant, Ceres Managed Futures LLC and AE Capital PTY Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERGING CTA PORTFOLIO L.P.

By:	Ceres Managed Futures LLC,
General Partner

By:	/s/ Patrick T. Egan
Patrick T. Egan
President and Director

Date:  January 6, 2017